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                                                                   EXHIBIT 10.12

                                   LANCE, INC.

                   2004 LONG-TERM INCENTIVE PLAN FOR OFFICERS

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Purposes and            The primary purposes of the 2004 Long-Term Incentive
Introduction            Plan for Officers are to:

                        - Align executives' interests with those of stockholders by linking a substantial portion of compensation to the Company's cumulative consolidated earnings per share (EPS) over three fiscal years and compound annual growth in the Company's consolidated net revenues (Net Revenues) over three fiscal years based on the Company's 2004-2006 Strategic Plan.

                        - Provide a way to attract and retain key executives and managers who are critical to Lance's future success.

                        - Provide competitive total compensation for executives and managers commensurate with Company performance.

                        To achieve the maximum motivational impact, performance measures, Plan goals and the awards that will be received for meeting those goals will be communicated to participants as soon as practical after the 2004 Plan is approved by the Stock Award Committee of the Board of Directors.

                        Each participant will be assigned a Target Incentive, stated as a percent of Base Salary. The Target Incentive Awards, or a greater or lesser amount, will be granted after the end of the three fiscal years, 2004 through 2006, based on the attainment of predetermined goals.

                        Base Salary shall be the annual rate of base compensation for the 2004 fiscal year which is set no later than April of such fiscal year.

Plan Years              The period over which performance will be measured is
                        the Company's three fiscal years, 2004 through 2006.

Eligibility and         Eligibility in the Plan is limited to Executive Officers
Participation           and managers who are key to Lance's success. The Stock
                        Award Committee will review and approve participants
                        nominated by the President and Chief Executive Officer.
                        Participation in one year does not guarantee
                        participation in a following year but will be
                        reevaluated and determined on an annual basis.
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                        Attachment A includes the list of 2004 participants
                        approved by the Stock Award Committee on April 22, 2004.

Target Incentives and   Each participant will be assigned a Target Incentive
Performance Measures    expressed as a percentage of his or her Base Salary.
                        Participants may be assigned to a Performance Tier by position by salary level or based on other factors as determined by the President and Chief Executive Officer.
                        If the duties of a participant change significantly during the Plan Years, the President and Chief Executive
                        Officer, with the approval of the Stock Award Committee, may change the Target Incentive for such participant for the remaining portion of the Plan Years.

                        Attachment A lists the Target Incentives for each participant for the Plan Years as determined by the Stock Award Committee. Target Incentives will be communicated to each participant as close to the beginning of the year as practicable, in writing. Target Incentives will be calculated by multiplying each participant's Base Salary by the appropriate percentages, as described below.

                        Target Incentives shall be calculated as follows:

                                                 Percentage of Base Salary
                           Performance Tier   for 2004-2006 Target Incentives
                           ----------------   -------------------------------
                                   1                         *%
                                   2                         *%
                                   3                         *%

                        For 2004-2006, awards will be based 75% on three-year cumulative consolidated EPS and 25% on three-year compound annual growth in consolidated Net Revenues since 2003, with each performance measure calculated separately, as follows:

                                       Minimum   Target
                                       -------   ------
                        EPS               $*       $*
                        Net Revenues       *%       *%

                        Minimum EPS performance funds 37.5% of the award and target EPS performance funds 75% of the award. Minimum Net Revenues performance funds 12.5% of the award and target Net Revenue funds 25% of the award. Percent of payout will be determined on a straight line basis between minimum and target and percent of payout above target is determined on the same straight line basis. A $0.01 EPS increase would increase an award

                        [* Targets not required to be disclosed.]
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                        *% and a 0.1% Net Revenues increase would increase an
                        award *%. Percent of payout will be rounded to the nearest tenth of a percent. There is no maximum limit on the amount of an award but there will be no payout unless a minimum performance measure is reached. For example, achieving EPS of $* would result in an award equal to *% of Target Incentive and achieving Net Revenues of *% would result in an award equal to *% of Target Incentive. [*Targets not required to be disclosed.]

                        Final Target Incentive Awards will be calculated and granted after the Stock Award Committee has reviewed the Company's audited financial statements for 2004 through 2006 and determined the performance levels achieved.

Awards Each participant shall receive cash equal to 25% in value of his or her award, 50% in value will be in restricted stock and 25% in value in stock options.

                        To determine the number of shares of the Company's Common Stock issued pursuant to each stock option and each restricted stock grant, the value of each option is calculated using the Black-Scholes model of the Company's compensation adviser in January 2007 after the end of the Plan Years, subject to certain adjustments, and each restricted stock grant using the average of the high and low for the Company's Common Stock on the date of grant.

                        Restricted stock will vest as to 50% on the date of grant and the balance one year after the date of grant.

                        Stock options will be nonqualified, will vest on the date of grant, will have an exercise price equal to the price used for restricted stock grants and will be exercisable for five years after the date of grant.

Form and Timing of      Awards will be made as soon as practicable after
Awards                  performance measures are calculated and approved by the
                        Stock Award Committee. All awards will be rounded to the nearest multiple of $100 or 50 shares, as the case may be.

Change In Status        An employee hired into an eligible position during the
                        Plan Years may participate in the plan for the balance of the Plan Years on a pro rata basis.

Certain                 In the event a participant voluntarily terminates
Terminations of         employment, or is terminated involuntarily before the
Employment              end of the Plan Years, any award will be forfeited. In
                        the event of death, permanent disability,
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                        or normal or early retirement, any award will be paid on
                        a pro rata basis after the end of the Plan Years.

                        In the event a participant voluntarily terminates employment, any award which has not vested will terminate and be forfeited. In the event a participant is terminated involuntarily, any award which has not vested will terminate and be forfeited except that stock options which have vested prior to involuntary termination may be exercised within 30 days of termination. In the event of death, stock options shall become fully vested and may be exercised within one year of death. In the event of permanent disability, stock options shall become fully vested and remain exercisable in accordance with the terms of the award. In the event of normal retirement, stock options which have or will vest within six months of normal retirement will vest and become exercisable in accordance with the terms of the award and may be exercised within three years of normal retirement. In the event of death, disability or normal retirement, restricted stock awards which are not vested will be vested pro rata based on the number of full months elapsed since the date of the award. In the event of early retirement, restricted stock awards which are not vested will be vested pro rata based on the number of full months elapsed since the date of the award. In all other cases, awards which have not vested upon termination of employment will terminate and be forfeited.

Change In Control       In the event of a Change in Control, pro rata payouts
                        will be made at the greater of (1) Target or (2) actual results for the three fiscal years-to-date, based on the number of days in the Plan Years preceding the Change in Control. Payouts will be made within 30 days after the relevant transaction has been completed.

                        Also, in the event of a Change in Control, the vesting of restricted stock will be accelerated to fully vest upon the effective date of a Change in Control.

                        "Change in Control" means, and shall be deemed to have occurred upon, the first to occur of any of the following events:

                        (i) Any Outside Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities; or

                        (ii) During any period of two (2) consecutive years (not including any period prior to the date hereof), individuals who at
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                        the beginning of such period constitute the Board (and
                        any new Director, whose nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the Directors then in office who either were Directors at the beginning of the period or whose nomination for election was so approved) cease for any reason to constitute a majority of the members of the Board; or

                        (iii) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all of the Company's assets other than a sale or disposition of all or substantially all of the Company's assets to an entity at least sixty percent (60%) of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale or disposition; or

                        (iv) The stockholders of the Company approve a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

                        However, in no event shall a "Change in Control" be deemed to have occurred with respect to a Participant if that Participant is part of a purchasing group which consummates the Change in Control transaction. A Participant shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Participant is an equity participant in the acquiring company or group or surviving entity (the "Purchaser") except for ownership of less than one percent (1%) of the equity of the Purchaser.

                        "Beneficial Owner" has the meaning ascribed to such term in Section 13(d) of the Exchange Act and Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

                        "Board" means the Board of Directors of the Company.

                        "Director" means a member of the Board.
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                        "Member of the Van Every Family" means (i) a lineal
                        descendant of Salem A. Van Every, Sr., including adopted persons as well as persons related by blood, (ii) a spouse of an individual described in clause (i) of this Paragraph or (iii) a trust, estate, custodian and other fiduciary or similar account for an individual described in clause (i) or (ii) of this Paragraph.

                        "Outside Person" means any Person other than (i) a Member of the Van Every Family, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or (iii) a corporation owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the Company.

                        "Participant" means an employee of the Company who is granted an Award under this Plan.

Withholding             The Company shall withhold from awards any Federal,
                        foreign, state or local income or other taxes required to be withheld.

Communications          Progress reports should be made to participants
                        annually, showing performance results.

Executive Officers      Notwithstanding any provisions to the contrary above,
                        participation, awards and prorations for executive officers, including the President and Chief Executive
                        Officer, shall be approved by the Stock Award Committee.

Governance              The Stock Award Committee of the Board of Directors of
                        Lance, Inc. is ultimately responsible for the
                        administration and governance of the Plan. Actions
                        requiring Committee approval include final determination
                        of plan eligibility and participation, identification of
                        performance measures and goals and final award
                        determination. The Committee retains the discretion to
                        adjust any award due to extraordinary events such as
                        acquisitions, dispositions, required accounting
                        adjustments or similar events, affecting the
                        calculations under a performance measure. The decisions
                        of the Committee shall be conclusive and binding on all
                        participants.
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                                  ATTACHMENT A

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                                                  Award       Target
        Name                   Title           Percentage   Incentive
        ----                   -----           ----------   ---------
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P. A. Stroup, III     President and Chief          *%           $*
                      Executive Officer

H. D. Fields          Vice President and           *%           $*
                      President, Vista
                      Bakery, Inc.

B. C. Preslar         Vice President               *%           $*
                      - Finance and Chief
                      Financial Officer

L. R. Gragnani, Jr.   Vice President               *%           $*
                      - Information
                      Technology/CIO

E. D. Leake           Vice President               *%           $*
                      - Human Resources

F. I. Lewis           Vice President - Sales       *%           $*

D. R. Perzinski       Treasurer                    *%           $*

M. E. Wicklund        Controller and               *%           $*
                      Assistant Secretary
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[* Award targets omitted for participants as targets not required to be disclosed.]